Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-172560

EXPLANATORY NOTE

This filing under Rule 424(b)(5) is being made solely to correct the information appearing under the caption “Calculation of Registration Fee” included in the prior filing under Rule 424(b)(5) made on August 8, 2012 (SEC Accession No. 0001193125-12-342871) and to replace such information with the information appearing below under “Calculation of Registration Fee.” This filing does not amend, modify or alter such prior filing in any other respect.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Kilroy Realty Corporation 6.375% Series H Cumulative Redeemable Preferred Stock, $0.01 par value per share	4,000,000		$25.00	$100,000,000	$11,460.00(2)
Kilroy Realty Corporation Common Stock, $0.01 par value per share	4,187,600	(3)

(1)	The filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933. In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-172560 filed by the registrant on March 1, 2011.

(2)	Previously paid.

(3)	Represents the maximum number of shares of the registrant’s common stock initially issuable upon conversion of the 6.375% Series H Cumulative Redeemable Preferred Stock based on the share cap, as described in the prospectus supplement. In accordance with Rule 416 under the Securities Act of 1933, the number of shares of the registrant’s common stock to be registered also includes an indeterminate number of additional shares of the registrant’s common stock that may, pursuant to anti-dilution adjustments, be issuable upon conversion of the 6.375% Series H Cumulative Redeemable Preferred Stock in the event of stock splits, stock dividends or similar transactions involving the common stock of the registrant. Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee payable with respect to the shares of the registrant’s common stock issuable upon conversion of the 6.375% Series H Cumulative Redeemable Preferred Stock because no additional consideration will be received in connection with any conversion.